EXHIBIT 99.1

OCZ TECHNOLOGY EXPECTS THAT FISCAL Q4 REVENUE INCREASED BY NEARLY 100%
TO A RECORD $64 MILLION

Fourth Quarter SSD Sales Expected To Increase 380% to $58 Million

SAN JOSE, CA—March 7, 2011—OCZ Technology Group, Inc. (Nasdaq: OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced it expects to report record revenue for its fiscal 2011 fourth quarter of approximately $64 million, an increase of nearly 100% from the $32.4 million reported in last year’s fourth quarter.  For the year ended February 28, 2011, revenues are expected to be approximately $189 million compared to $144 million in fiscal 2010.

In addition to the record quarterly and full year revenue expectations, the Company’s SSD products for fiscal fourth quarter are expected to be approximately $58 million compared to $12.1 million during the same period last year, and $41.5 million in the Company’s third quarter ending November 30, 2010.  This represents approximate increases of 380% year over year and 40% sequentially.  The expected Q4 SSD product mix of approximately 7% Consumer, 78% Server, and 15% Enterprise is generally consistent with prior quarters.

“We are pleased to have achieved record annual revenue while transitioning away from our historic focus on DRAM products, which comprised 50% of the Company’s revenue in its fiscal 2010 but less than 20% in fiscal 2011.  This successful transition was due to an anticipated 200% increase in SSD sales from fiscal 2010 to fiscal 2011.” said Ryan Petersen, Chief Executive Officer of OCZ.  “Moreover, we continue to see positive indicators of increased SSD demand on a global basis”.

Additional commentary pertaining to the Company’s results and any guidance for fiscal 2012 will be issued when the Company reports its full fourth quarter and fiscal year 2011 financial results, which is expected to be completed during April 2011.

The financial estimates set forth herein are unaudited and preliminary.  They remain subject not only to management’s final review, but also to audit by the Company’s independent accounting firm.

About OCZ Technology Group, Inc.
Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ), is a leader in the design, manufacturing, and distribution of high performance and reliable Solid-State Drives (SSDs and premium computer components.  OCZ has built on its expertise in high-speed memory to become a leader in the SSD market; a technology that competes with traditional rotating magnetic hard disk drives (HDDs).  SSDs are faster, more reliable, generate less heat and use significantly less power than the HDDs used in the majority of computers today.  In addition to SSD technology, OCZ also offers high performance components for computing devices and systems, including enterprise-class power management products as well as leading-edge computer gaming solutions.  For more information, please visit: www.ocztechnology.com.

Forward-Looking Statements
Certain statements in this press release relate to future events and expectations, including our revenue estimates for fourth quarter and fiscal year 2011, and our SSD revenue estimate for the fourth quarter, and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ to be different from those expressed or implied in the forward-looking statements.  In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ.  It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs.  Other general economic, business and financing conditions and factors are described in more detail in “Item 1A -- Risk Factors” in Part I in OCZ’s Annual Report on Form 10-K filed with the SEC on May 20, 2010 and statements made in other subsequent filings.  The filings are available both at www.sec.gov as well as via OCZ’s website at www.ocztechnology.com.  OCZ does not undertake to update its forward-looking statements.

Contacts:
OCZ Technology Group, Inc.
Bonnie Mott, Investor Relations Manager
408-440-3428
bmott@ocztechnology.com

Abhi Kanitkar
ICR, Inc.
646-277-1237
abhi.kanitkar@icrinc.com